Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
AGERE SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3746606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1110 American Parkway NE
Allentown, Pennsylvania 18109
(Address of Principal Executive Offices)
Agere Systems Inc. Management 401(k) Plan
Agere Systems Inc. Represented 401(k) Plan
(Full Title of Plans)
Jean F. Rankin
Senior Vice President, General Counsel and Secretary
Agere Systems Inc.
1110 American Parkway NE
Allentown, Pennsylvania 18109
(610) 712-1000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed maximum	Proposed maximum
of Securities	to be	Offering price per	aggregate offering	Amount of
to be registered	registered	share (1)	price (1)	registration fee
Common stock (2)	1,500,000 (3)	$11.715
Common stock (2)	700,000 (4)	$11.715
Total	2,200,000		$25,773,000	$3,033.48

(1)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices of the common stock of Agere Systems Inc. on the New York Stock Exchange on August 4, 2005.

(2)	Includes associated rights to purchase Series A Junior Participating preferred stock, which initially are attached to and trade with the shares of Agere’s common stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of Agere’s common stock.

(3)	Represents securities to be registered for sale in connection with the Agere Systems Inc. Management 401(k) Plan.

(4)	Represents securities to be registered for sale in connection with the Agere Systems Inc. Represented 401(k) Plan.
Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of Agere common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional common stock.
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
SIGNATURES
EXHIBIT INDEX
EX-5.1: OPINION OF JEAN F. RANKIN
EX-5.2: IRS DETERMINATION LETTER
EX-5.3: IRS DETERMINATION LETTER
EX-23.1: CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-23.2: CONSENT OF KPMG
EX-24: POWER OF ATTORNEY

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference (File No. 1-16397):
     (a) Agere’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, filed with the Commission on December 13, 2004.
     (b) Agere’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, filed with the Commission on February 4, 2005.
     (c) Agere’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 9, 2005.
     (d) Agere’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Commission on August 4, 2005.
     (e) Agere’s Current Reports on Form 8-K filed with the Commission on October 26, 2004, January 25, 2005, January 26, 2005, March 9, 2005, April 26, 2005, June 1, 2005 and July 26, 2005, other than information contained in any such report that is furnished under Items 2.02 or 7.01 and any related exhibits.
     (f) The description of Agere’s common stock contained in our Current Report on Form 8-K, filed on June 1, 2005, including any amendment or reports filed for the purpose of updating that description.
     (g) Agere Systems Inc. Management 401(k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2004.
     (h) Agere Systems Inc. Represented 401(k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2004.
     All documents filed subsequent to the date hereof by Agere with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing; provided, however, that the documents enumerated above or subsequently filed by Agere pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 in each year during which the offering made hereby is in effect prior to the filing with the Securities and Exchange Commission of Agere’s Annual Report on Form 10-K covering such year shall not be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.

Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.
     A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Agere’s certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Agere or is or was serving at Agere’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by Agere to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith.
     Agere’s certificate of incorporation also provides that Agere will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the General Corporation Law of the State of Delaware. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of Agere thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.
     Agere’s certificate of incorporation also specifically authorizes Agere to maintain insurance and to grant similar indemnification rights to Agere’s employees or agents. The General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or — any transaction from which the director derived an improper personal benefit.
     Agere’s certificate of incorporation provides that none of Agere’s directors will be personally liable to Agere or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware as amended from time to time, for liability:
•	for any breach of the director’s duty of loyalty to Agere or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware, which concerns unlawful payments of dividends, stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.
     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
          (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of the annual report of the Management 401(k) Plan or the Represented 401(k) Plan pursuant to Section

15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     The Company
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Allentown, Pennsylvania, on the 11th day of August, 2005.
AGERE SYSTEMS INC.
By: /s/ John W. Gamble, Jr.
Name: John W. Gamble, Jr.
Title: Executive Vice President and Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:

John T. Dickson	/s/ John T. Dickson
President, Chief Executive Officer and Director

Principal Financial Officer and
Principal Accounting Officer:

John W. Gamble, Jr.	/s/ John W. Gamble, Jr.
Executive Vice President and Chief Financial Officer

Directors:
Richard L. Clemmer*	*By:	/s/ John W. Gamble, Jr.
Richard S. Hill*		(John W. Gamble, Jr.
Arun Netravali*		attorney-in-fact)
Thomas P. Salice*
Rae F. Sedel*
Harold A. Wagner*	Date:	August 11, 2005

SIGNATURES
     The Plan
     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Allentown, Commonwealth of Pennsylvania, on this 11th day of August, 2005.
AGERE SYSTEMS INC. MANAGEMENT 401(k) PLAN
By: /s/ Mark S. Allen
Name: Mark S. Allen
Title: Director, Compensation and Benefits

SIGNATURES
     The Plan
     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Allentown, Commonwealth of Pennsylvania, on this 11th day of August, 2005.
AGERE SYSTEMS INC. REPRESENTED 401(k) PLAN
By: /s/ Mark S. Allen
Name: Mark S. Allen
Title: Director, Compensation and Benefits

EXHIBIT INDEX

Exhibit
Number
4.1	Restated Certificate of Incorporation. (Incorporated by reference to Exhibit 3.1.4 to Form 8-K filed on June 1, 2005).
4.2	Amended and Restated Rights Agreement between the registrant and Computershare Investor Services, LLC, as rights agent, originally dated as of March 26, 2001 and amended and restated as of May 27, 2005 (incorporated by reference to Exhibit 4.4 to Form 8-K filed June 1, 2005).
5.1	Opinion of Jean F. Rankin, Senior Vice President, General Counsel and Secretary of the registrant, as to the legality of the securities to be issued.
5.2	IRS determination letter for the Management 401(k) Plan.*
5.3	IRS determination letter for the Represented 401(k) Plan.*
23.1	Consent of Independent Registered Public Accounting Firm - PricewaterhouseCoopers LLP.
23.2	Consent of Independent Registered Public Accounting Firm — KPMG.
23.3	Consent of Jean F. Rankin is contained in the opinion of counsel filed as Exhibit 5.1.
24	Power of Attorney executed by directors who signed this registration statement.

*	The plan has been amended subsequent to the date of the determination letter. Agere Systems undertakes to submit the plan and any amendments thereto to the Internal Revenue Service in a timely manner and undertakes to make all changes required by the Internal Revenue Service in order to qualify the plan under Section 401 of the Internal Revenue Code.